UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒          Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

DISCOVERY LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622
(215) 488-9300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 21, 2010

To the Stockholders of Discovery Laboratories, Inc.:
The Annual Meeting of Stockholders of Discovery Laboratories, Inc., a Delaware corporation (the “Company”), will be held on December 21, 2010, at 10:00 a.m. Eastern Standard Time at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, NJ 08530 for the following purposes:
I.
To elect six members to our Board of Directors (“Board”) to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal (Proposal 1);

II.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010 (Proposal 2);
III.
To provide the Board of Directors with authority, in its sole discretion, to effect a share consolidation, or reverse split, of our common stock, par value $.001 per share (“Common Stock”), by filing a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) at any time prior to the date of our 2011 Annual Meeting of Stockholders, at a ratio of 1-for-15.  The Board of Directors will retain the discretion to elect to implement a reverse split, or to elect not to implement a reverse split (Proposal 3);

IV.
If and only if Proposal 3 is approved, to authorize the Board of Directors, in its sole discretion, to file a Certificate of Amendment to our Certificate of Incorporation to reduce the number of authorized shares of Common Stock available for issuance from 380,000,000 to 50,000,000 (Proposal 4); and

To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on October 25, 2010 (“Record Date”) are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.  A complete list of those stockholders will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 for a period of 10 days prior to the meeting.

Your vote is very important.  Please be sure to vote – by telephone, via the Internet, by mailing your properly executed proxy card or voting instruction, or in person at the Annual Meeting in accordance with the voting instructions included with this proxy statement.

If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Morrow & Co., LLC, 470 West Ave.
Stamford, CT 06902
1-800-483-1314

By Order of the Board of Directors

David L. Lopez, Esq., CPA
Corporate Secretary
Warrington, Pennsylvania
November 15, 2010

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON DECEMBER 21, 2010: This Notice of Annual Meeting of Stockholders and our Proxy Statement and 2009 Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available for viewing, printing and downloading at http://www.ezodproxy.com/discoverylabs/2010.

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DISCOVERY LABORATORIES, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

December 21, 2010

Proxies and voting instructions in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Discovery Laboratories, Inc., a Delaware corporation (referred to as "we", "our", "us", and "the Company"), with principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622, for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 21, 2010, at 10:00 a.m. Eastern Standard Time, and at any postponements or adjournments thereof. The Annual Meeting will be held at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, NJ 08530. It is expected that this Proxy Statement and the form of proxy will be mailed to stockholders on or about November 15, 2010.

What is included in these materials?
These materials include our proxy statement for the Annual Meeting and our 2009 Annual Report to Stockholders, which includes our year-end audited consolidated financial statements.

What matters will be voted on at the Annual Meeting?
Four proposals will be taken up at the meeting as well as such other business as may properly come before the meeting and any adjournments or postponements thereof.  The four proposals are:

1.
To elect six members to our Board of Directors (“Board”) to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal (Proposal 1);

2.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010 (Proposal 2);

3.
To provide the Board of Directors with authority, in its sole discretion, to effect a share consolidation, or reverse split, of our common stock, par value $.001 per share (“Common Stock”), by filing a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) at any time prior to the date of our 2011 Annual Meeting of Stockholders, at a ratio of 1-for-15. The Board of Directors will retain the discretion to elect to implement a reverse split, or to elect not to implement a reverse split (Proposal 3);

4.
If and only if Proposal 3 is approved, to authorize the Board of Directors, in its sole discretion, to file a Certificate of Amendment to our Certificate of Incorporation to reduce the number of authorized shares of Common Stock available for issuance from 380,000,000 to 50,000,000 (Proposal 4); and

To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Who may vote at the Annual Meeting?
Only stockholders of record of shares of our Common Stock, par value $.001 per share (the “Common Stock”) as of October 25, 2010 (the “Record Date”) may vote at the Annual Meeting (and any adjournments or postponements of the Annual Meeting). As of the Record Date, the number and class of stock outstanding and entitled to vote at the meeting was 204,164,597 shares of Common Stock.

Whether or not you expect to attend the Annual Meeting, please vote now to assure that your shares are represented at the Annual Meeting. If you plan to attend the Annual Meeting in person, bring a photo ID and evidence of your stock ownership as of the Record Date. If your shares are not registered in your name on the books of the Company, you will need to obtain evidence of your stock ownership from your bank or brokerage firm.

How may stockholders vote their shares at the Annual Meeting?
On each matter properly brought before the Annual Meeting, stockholders will be entitled to one vote for each share of Common Stock held by a stockholder on the Record Date. Stockholders whose shares are carried on the books of our transfer agent may vote their shares by telephone, via the Internet, by mailing a properly executed proxy card, or in person at the Annual Meeting. Detailed instructions are provided on the proxy card delivered with this Proxy Statement. If you vote by telephone, via the Internet or by mailing a proxy card, you are still welcome to attend the Annual Meeting. We encourage you to vote early to assure the representation of your shares at the Annual Meeting.

How are stockholders’ shares held in “Street Name” voted?
Shares held by a broker dealer, banking firm or similar institution or nominee (collectively referred to in this Proxy Statement as “broker”), for your account are considered to be held in “street name.” Stockholders whose shares are held in “street name” should vote their shares by providing instructions to their broker. The broker is the actual holder of record on the books of our transfer agent and is required to vote the shares in accordance with your voting instructions. If your shares are held in “street name” and you have not received instructions about the methods available to you to vote your shares, you should contact your broker to obtain instructions on voting your shares. As your vote is very important, please be sure to provide voting instructions to your broker.

What are broker “non-votes”? For shares held in “street name,” can your broker vote your shares for you?
If stockholders whose shares are held in “street name” do not provide voting instructions to their broker, the broker will nevertheless be permitted to vote the shares with respect to certain “discretionary” matters but will not be permitted to vote the shares with respect to “non-discretionary” matters. These votes are referred to as broker “non-votes.” Discretionary matters include ratification of the appointment of our auditors. Non-discretionary matters include the election of directors, the reverse stock split (Proposal 3) and the decrease in number of our authorized shares of Common Stock (Proposal 4). If you do not provide your instructions to your broker for the non-discretionary matters, your shares will not be voted on those proposals.

Given the importance of the proposals included in this proxy statement to our company, IT IS CRITICAL THAT YOU PROVIDE VOTING INSTRUCTIONS FOR YOUR SHARES WITH RESPECT TO ALL PROPOSALS, or your shares will not be represented in determining the outcome of important non-discretionary proposals. Until this year, if you held your shares in street name and you did not provide specific directions on how you wanted to vote your shares in the election of directors, your broker was permitted to vote those shares on your behalf. Recent regulatory changes have taken away your broker’s ability to vote your shares in the election of directors if you do not provide voting instructions. In addition, because certain of our other proposals are likely to be deemed non-discretionary, if you hold your shares in street name and do not provide voting instructions on a specific proposal, your broker cannot vote your shares for that proposal. Broker non-votes will be counted for purposes of determining whether or not a quorum exists for the transaction of business generally, but they will not be counted for purposes of determining the number of shares represented and voted with respect to non-discretionary proposals. If you do not give your broker specific voting instructions for each of the non-discretionary proposals, your shares will not be included in the tabulation to determine if we have received the required number of votes needed to approve these very important proposals.

How does the Board recommend that stockholders vote their shares?
  The Board recommends that you vote as follows:

•	“FOR” the election of the Board’s nominees for director (Proposal 1);

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010 (Proposal 2);

•
“FOR” the proposal to provide the Board of Directors with authority, in its sole discretion, to effect a share consolidation, or reverse split, of our Common Stock by filing a Certificate of Amendment to our Certificate of Incorporation at any time prior to the date of our 2011 Annual Meeting of Stockholders, at a ratio of 1-for-15. The Board of Directors will retain the discretion to elect to implement a reverse split, or to elect not to implement a reverse split (Proposal 3); and

•
“FOR” the proposal, which is subject to approval of Proposal 3, to authorize the Board of Directors, in its sole discretion, to amend our Certificate of Incorporation to reduce the number of authorized shares of Common Stock available for issuance from 380 million to 50 million (Proposal 4).

How will a quorum be established at the Annual Meeting?
The presence, in person or by proxy, of at least a majority of the holders of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to establish a quorum for the transaction of any business at the Annual Meeting. For purposes of determining the presence or absence of a quorum for the Annual Meeting, the following shares are counted as present:

•	Shares represented by stockholders attending the Annual Meeting, whether or not they vote all their shares;
•	All shares represented by proxies which contain one or more abstentions or which have votes withheld from any nominee for director; and
•	Shares represented by proxies containing broker “non-votes.”

How are stockholder votes counted?
All telephone and Internet votes submitted before 7:00 p.m. (EST), December 20, 2010, and all properly executed proxies and broker instructions that are received in time to be counted at the Annual Meeting (and not properly revoked) will be counted. Where a choice has been specified on the proxy with respect to any matter, the shares represented by the proxy will be voted in accordance with those specifications.

In the election of directors under Proposal 1, you may vote your shares “FOR” each nominee or you may mark your vote “WITHHELD” for any one or more nominees. The nominees for directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The six nominees receiving the highest number of “FOR” votes at the meeting (a plurality of votes cast) will be elected as directors and constitute our entire Board. Shares represented by proxies received and not so marked or via telephone or Internet and not so indicated will not be voted for the election of the nominees. Where a stockholder proxy or vote via telephone or Internet indicates withheld authority to vote for a particular nominee or nominees, the shares will not be voted for that particular nominee or nominees.

For each of Proposals 2, 3 and 4, you may determine to vote “FOR”, “AGAINST”, or “ABSTAIN” from voting. As abstentions are included in the number of shares present and voting on each matter, they will have the effect of negative votes. Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast, whether in person or by proxy. Approval of Proposals 3 and 4 require the affirmative vote of a majority of the outstanding shares entitled to vote at the meeting, whether in person or by proxy. Shares subject to broker “non-votes” are not considered to have been voted for proposals designated as non-discretionary and are not counted as present in determining whether a majority of the shares present and entitled to vote on a matter have approved the matter. It is our understanding that Proposal 2 will be deemed a discretionary matter and Proposals 1, 3 and 4 will be deemed non-discretionary matters.

If any other matter not discussed in this Proxy Statement should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

How may stockholders revoke a vote made prior to the Annual Meeting?
Stockholders may revoke a vote at any time prior to the Annual Meeting and thereafter attend and vote at the Annual Meeting. To revoke a vote:

•	If you voted originally by telephone or via the Internet, enter new instructions on the same voting system before 7:00 p.m. (EST), December 20, 2010; or

•
If you voted by giving your vote to our proxy solicitor, Morrow & Co. ("Morrow") via telephone, call Morrow at 1-800-483-1314 before 7:00 p.m. (EST) on December 20, 2010 and advise them that you wish to revoke or change your vote.

•	If your shares are registered in your name on the books of our transfer agent,

o	Send a written notice of revocation to us, attention Corporate Secretary, which must be received prior to the close of voting at the Annual Meeting on December 21, 2010; or

o	Attend the Annual Meeting and vote in person (or send a personal representative with an appropriate proxy); or

•	If you hold your shares in “street name” with a broker or other similar institution,

o	Contact the broker that delivered your Proxy Statement to change your vote. Your new vote must be received from your broker before the close of voting at the Annual Meeting December 21, 2010; or

o
If you wish to change your vote by attending the Annual Meeting, you must contact your broker for documentation – only your broker may change voting instructions with respect to shares held in “street name.”

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company (i) except as noted, as of October 29, 2010, by each Named Executive Officer and director of the Company listed in the chart below and by all executive officers and directors as a group, and (ii) except as noted, as of June 30, 2010, by each person or entity known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company. The address of each individual person is c/o Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622, unless otherwise indicated.

Name and Address of Beneficial Owner (1)	Common Stock	Common Stock Equivalents (2)	Total Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Non-Executive Directors
Antonio Esteve, Ph.D. (3)	3,206,689	226,174	3,432,863	1.68%
Max E. Link, Ph.D.	166,821	155,000	321,821	*
Herbert H. McDade, Jr.	–	185,000	185,000	*
Bruce A. Peacock	–	–	–	*
Marvin E. Rosenthale, Ph.D.(4)	350,000	155,000	505,000	*
Named Executive Officers
W. Thomas Amick	40,000	240,000	280,000	*
John G. Cooper	88,927	1,630,834	1,719,761	*
David L. Lopez, Esq., CPA	101,556	1,430,834	1,532,390	*
Former Executive
Robert J. Capetola, Ph.D. (5)	436,417	4,304,250	4,740,667	2.32%

Name and Address of Beneficial Owner (1)	Common Stock	Common Stock Equivalents (2)	Total Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Executive Officers and Directors as a group (12 persons)(6)	4,200,820	5,950,761	10,151,581	4.84%
5% Security Holders
Wellington Management Company (7) 75 State Street Boston, MA 02109	11,387,100	4,454,200	15,841,300	7.59%
PharmaBio Development Inc. (8) c/o Quintiles Transnational Corp 4820 Emperor Boulevard Durham, North Carolina 27703	8,000,959	3,216,632	11,217,591	5.41%
   * Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and includes voting and investment power with respect to shares of Common Stock. Shares of Common Stock, and shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after October 29, 2010 held by each person or group named above, are deemed outstanding for computing the percentage ownership of the person or group holding any options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or group.

(2)
Common Stock Equivalents include shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after October 29, 2010 held by each person or group named above.

(3)
Beneficial ownership of Common Stock includes 2,884,410 shares owned by Laboratorios Esteve, 317,164 shares owned by Laboratorios P.E.N., S.A., an affiliate of Laboratorios Esteve, and 5,115 shares owned directly by Dr. Esteve. Common Stock Equivalents includes 175,000 shares of Common Stock issuable upon the exercise of outstanding options held by Dr. Esteve and 51,174 shares of Common Stock issuable on the exercise of outstanding warrants owned by Laboratorios Esteve. As a consequence of Dr. Esteve’s relationship with Laboratorios Esteve, including, serving as President of Laboratorios Esteve, he may be deemed to have beneficial ownership of the shares owned by Laboratorios Esteve and Laboratorios P.E.N.

(4)	Total beneficial ownership shown in the table includes 125,000 shares held by his spouse as to which Dr. Rosenthale disclaims beneficial ownership.

(5)	This information is based on a Form 5 filed by Dr. Capetola with the SEC on February 9, 2010.

(6)	This information does not include the shares attributable to Dr. Capetola.

(7)
This information is based on a Schedule 13G filed with the SEC on February 12, 2010 by Wellington Management Company, LLP (“Wellington”) with respect to shares which are held by clients of Wellington, and includes 15,588,800 shares as to which Wellington holds shared power to vote and 15,841,300 shares as to which Wellington holds shared power to dispose of or direct the disposition of. We have calculated the amount of shares and equivalents based on our corporate records of warrants issued to and held by Wellington.

(8)
This information is based on a Schedule 13G filed with the SEC on October 22, 2010 by PharmaBio Development Inc. (“PharmaBio”) and includes 8,000,959 shares of our Common Stock beneficially owned by PharmaBio and warrants beneficially owned by PharmaBio that are exercisable for 3,216,632 shares of our Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect six directors. Each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal from office.

In September 2010, our Board, upon the recommendation of our Chief Executive Officer, elected Mr. Peacock as director to hold office for a term expiring at our Annual Meeting. The Board also adopted a resolution to increase the size of the Board from five to six.

The Board recommends that the six nominees named below be elected as directors. Of the shares of Common Stock represented by all proxies received by the Board, only those proxies which include an affirmative vote “for” and are not marked to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees named below. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if that should occur, proxies will be voted for the election of some other person or the size of the Board will be fixed at a lower number.

Nominees for Election to the Board of Directors

The names of the nominees for election to the Board and certain information about the nominees are set forth below. Each of the nominees currently serves as a director. For information concerning the number of shares of Common Stock beneficially owned by each nominee, see “Common Stock Ownership of Certain Beneficial Owners and Management” on page 4.

Name	Age	Position with the Company
W. Thomas Amick	67	Director, Chairman of the Board and Chief Executive Officer
Antonio Esteve, Ph.D.	52	Director
Max E. Link, Ph.D.	70	Director
Herbert H. McDade, Jr.	83	Director
Bruce A. Peacock	59	Director
Marvin E. Rosenthale, Ph.D.	76	Director

W. Thomas Amick has served as a member of our Board since September 2004, as our Chairman since March 2007, as our Interim Chief Executive Officer since August 2009, and as our Chief Executive Officer since October 18, 2010. From March 2005 to October 2010, Mr. Amick served as President and Chief Executive Officer of Aldagen, Inc. In 2004, Mr. Amick retired from a 30-year career with Johnson & Johnson, having most recently served, from 2003 to 2004, as Vice President, Business Development at Johnson & Johnson Development Corporation. Previously, Mr. Amick served as President of Ortho Biotech Europe; at Johnson & Johnson, as President of Janssen-Ortho, Inc., managing the entire Johnson & Johnson pharmaceutical and biotechnology portfolio for Canada; and as Vice President of the Oncology Franchise of Ortho Biotech. He has held various other sales and executive positions throughout his career. Mr. Amick is a member of the board of directors of a private biotechnology company and also serves as an advisor to two private equity firms focused on the biopharmaceutical industry. He holds a B.A. degree in business administration from Elon College and has attended executive courses at the Kellogg School of Management, Harvard Business School and Darden School of Business.

In addition to his role as Chief Executive Officer, Mr. Amick brings to our Board broad management experience, having more than 30 years of pharmaceutical and biotechnology experience as a senior executive with Johnson & Johnson. Mr. Amick was instrumental in starting Johnson & Johnson’s biotechnology/oncology business. His expertise and track record of leadership in developing successful businesses adds significant depth to our management team and our Board. In addition, Mr. Amick also serves as an advisor to several private equity firms focused on the biopharmaceutical industry and provides the Board important information about current funding practices of significant investors in the biotechnology sector.

Antonio Esteve, Ph.D. has served as a member of our Board since May 2002. Dr. Esteve has chaired the company that bears his surname, Laboratorios del Dr. Esteve, S.A., since 2005, having previously held various posts within. Since 2003, he has chaired the Blood and Tissue Bank (BST) owned by the Department of Health of the Government of Catalonia. In 2009, Dr. Esteve was appointed President of the Prince of Girona Foundation. He has also served as President of Farmaindustria (National Association of the Pharmaceutical Industry in Spain) (2006-2008), and is a member of the IFPMA Council (International Federation of Pharmaceutical Manufacturers & Associations) and various advisory boards in Spain. Dr. Esteve is also a member of the Royal Academies of Pharmacy and Medicine of Catalonia and a Permanent Member of the Royal Academy of Doctors of Spain. Dr. Esteve holds a Doctorate in Pharmacy and PDD (Executive Development Program) from IESE (Business School of the University of Navarra, Barcelona, Spain).

We have entered into a strategic alliance agreement with Laboratorios del Dr. Esteve, S.A. for the development, marketing and sales of a broad portfolio of potential surfactant products in Andorra, Greece, Italy, Portugal, and Spain. With his significant experience in drug development, marketing and sales practices in Europe, and a full complement of development and marketing experts employed by his company, Dr. Esteve is positioned to advise our Board on current trends and developments in the drug development industry in Europe and specifically on matters related to drug development and marketing of our products overseas.

Max E. Link, Ph.D. has served as a member of our Board since October 1996. Dr. Link has held a number of executive positions with pharmaceutical and health care companies. He currently serves on the board of directors of three other publicly-traded life science companies: Alexion Pharmaceuticals, Inc., Celsion Corporation and CytRx Corporation. Until May 2008 he served as a director of Human Genome Sciences, Inc. Previously, Dr. Link served as Chairman and Chief Executive Officer of Centerpulse, Ltd.; as Chief Executive Officer of Corange Limited, the parent company of Boehringer Mannheim, now F. Hoffmann La Roche & CIE AG, and DePuy, Inc. Prior to that time, he served in a number of positions within Sandoz Pharma, Ltd., now Novartis Pharma, Ltd., including as Chief Executive Officer and as Chairman. Dr. Link holds a Ph.D. in Economics from the University of St.Gallen, Switzerland.

Dr. Link’s significant management experience is a key consideration in assessing his qualifications to serve as a member of our Board. In addition, his doctorate in Economics, his experience in overseeing the preparation of financial statements in his capacity as Chief Financial Officer at Sandoz, Inc., and his experience as a Chief Executive Officer in actively supervising principal financial officers of public companies form the basis of the Board’s decision to designate him as the Chairman of the Audit Committee and qualify him to serve as the audit committee financial expert within the meaning of the rules of the SEC.

Herbert H. McDade, Jr. has served as a member of our Board since June 1996 and as our Chairman of the Board from June 2000 until March 2007. Mr. McDade was employed by the Upjohn Company for 20 years and served for 14 years as President of Revlon Health Care Pharmaceuticals and Revlon Health Care International, and, prior to that, as Chairman, Chief Executive Officer and President of Armour Pharmaceutical Company. Until May 2007, Mr. McDade was a member of the board of directors of Access Pharmaceuticals, Inc., and until January 2003, he was a member of the board of directors of CytRx Corporation.

Mr. McDade brings to our Board over 14 years of general management experience in the pharmaceutical industry. He has served on six Boards of Directors of publicly-held biotech companies and has served as Chairman of the Board for four of these companies. In his career, he has been responsible for pharmaceutical research worldwide and has considerable experience in the conduct of pharmaceutical research in Europe, England, Japan and Australia.

Bruce A. Peacock has served as a member of our Board since September 2010. Since May 2006, Mr. Peacock has served as a Venture Partner with SV Life Sciences Advisors, LLC; since September 2010, as Chief Business Officer of Ophthotech Corporation; and since April 2008, as President, Chief Executive Officer and Director of Alba Therapeutics. Prior to joining SV Life Sciences Advisors, LLC, he served as Chief Executive Officer and director of The Little Clinic, a medical care services company. From 2002 to 2005, he served as President and Chief Executive Officer and a director of Adolor Corporation, a publicly-held biotechnology company. Previously, Mr. Peacock served as President, Chief Executive Officer and Director of Orthovita, Inc., a publicly-held orthopaedic biomaterials company; as Executive Vice President, Chief Operating Officer and Director of Cephalon, Inc.; and as Chief Financial Officer of Centocor, Inc. Mr. Peacock also has served as a member of the boards of directors of Pharmacopeia, Inc. (2004-2008), Ligand Pharmaceuticals Incorporated (2008-2009), and NeurogesX, Inc. (2007-2009). Mr. Peacock earned a bachelor’s degree in Business Administration from Villanova and is a certified public accountant.

Mr. Peacock brings extensive biotech and pharmaceutical experience to our Board, having held senior executive positions in a number of biotechnology, medical device and healthcare service organizations.  He has significant expertise in financial matters, having completed many debt, equity capital and alliance transactions, and in drug development, having led teams that gained regulatory approval of several drug candidates in the United States and in other major markets worldwide. Mr. Peacock has also had responsibility for marketing, commercial and manufacturing operations.

Marvin E. Rosenthale, Ph.D. has served as a member of our Board since 1998. Prior to his retirement in 1999, Dr. Rosenthale served as President and Chief Executive Officer of Allergan Ligand Retinoid Therapeutics, Inc., having joined as Vice President in 1993. Previously, over a period of 16 years, Dr. Rosenthale served in a variety of executive positions at Johnson & Johnson, including Vice President, Drug Discovery Worldwide, at R.W. Johnson Pharmaceutical Research Institute, and director of the divisions of pharmacology and biological research and Executive Director of Drug Discovery Research at Ortho Pharmaceutical. Prior to that, Dr. Rosenthale served in various positions with Wyeth Laboratories. Dr. Rosenthale has previously served on the boards of directors of NuRx Pharmaceuticals Inc. (2008-2010), Radiant Pharmaceuticals Corp. (formerly AMDL, Inc., 2000-2006) and Allergan Specialty Therapeutics, Inc. (1998-2000), and currently serves on the boards of directors of two privately-held companies. Dr. Rosenthale received a Ph.D. in pharmacology from Hahnemann Medical College, an M.Sc. in pharmacology from Philadelphia College of Pharmacy & Science and a B.Sc. in pharmacy from the Philadelphia College of Pharmacy & Science.

Dr. Rosenthale brings to our Board over 49 years of management and executive experience in the pharmaceutical industry. In addition, since 1998, he has served as a member of the board of directors of nine pharmaceutical companies which provides him a broad perspective of the customs, practices and strategic priorities of pharmaceutical companies in today’s challenging competitive and financial markets.

Required Vote and Recommendation

The directors are elected by a plurality of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. See “How are stockholder votes counted?” at page 3.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.
_________________________________________

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Meetings of the Board

The Board held four regular meetings and seven special meetings during the fiscal year ended December 31, 2009. Of the nominees, all but Dr. Esteve attended either in person or by telephone at least 75% of the total number of meetings of the Board and the total number of meetings of Standing Committees of the Board on which they each served during 2009. We note, however, that some of the special meetings were called on short notice and under time constraints that made scheduling to meet the requirements of all directors difficult. Directors who were unable to attend a special meeting were briefed either before or immediately after a meeting and provided their recommendations to the Chairman or management.

We do not have a formal policy regarding director attendance at the 2010 Annual Meeting; however, it is expected that, absent good reason, our directors will be in attendance.  All of our directors attended the 2009 Annual Meeting.

Director Independence

The Board presently consists of six members, one of whom serves as Chief Executive Officer. Presently, Messrs. McDade and Peacock and Drs. Link and Rosenthale are “independent” directors within the meaning of the rules of the SEC and the listing requirements of The Nasdaq Stock Market (“Nasdaq”). Each director who serves on a Standing Committee, including the Compensation Committee, the Nominating Committee and the Audit Committee, is “independent” within the meaning of the SEC rules and the qualitative listing requirements of Nasdaq.

Board Leadership Structure

Our Chairman of the Board, W. Thomas Amick, was appointed to serve as Interim Chief Executive Officer in August 2009 following the resignation of our President and Chief Executive Officer. At the time of his appointment, the Board anticipated that he would serve in a dual capacity during a limited period and until such time as we secure one or more strategic alliances to support our research and development programs and are in a better position to attract and retain a permanent Chief Executive Officer. Accordingly, the Board determined not to consider the appointment of a lead independent director during this period. Mr. Amick was recently appointed to serve as Chief Executive Officer. The Board has not yet taken action to consider the appointment of an independent lead director.

Our board of directors is comprised of Mr. Amick, Dr. Esteve, who is a related party, and four independent directors. Presently, the Board has the following committees: (i) the Standing Committees, consisting of the Audit Committee, Compensation Committee, Nomination Committee, and Compliance and Quality Committee, and (ii) the Strategic Partnering Committee. Each of the Standing Committees is comprised solely of independent directors. In accordance with Nasdaq requirements, our Audit Committee is responsible for overseeing risk management and updates the full Board periodically.

Our board leadership structure is not uncommon among biotech companies of comparable size and market capitalization and we believe that this leadership structure has been effective. We believe that having a Chairman/CEO, fosters clear accountability, effective decision-making and proper alignment of corporate strategy. With independent directors comprising our Standing Committees, we believe our Board structure is the right form of leadership for us at this time. Our Board will continue to evaluate the leadership structure of our Board in light of changing circumstances and will make changes at such times as it deems appropriate. We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee.

Committees of the Board

Audit Committee

The Audit Committee of the Board is a Standing Committee and currently consists of Max E. Link, Ph.D., Herbert H. McDade, Jr., and Marvin E. Rosenthale, Ph.D. The primary functions of the Audit Committee include:

•	overseeing our financial statements, system of internal controls, auditing, accounting and financial reporting processes;
•	providing an independent, direct line of communication between the Board and internal auditors;
•	appointing, compensating, evaluating and, when appropriate, replacing independent auditors;
•	overseeing our tax compliance;
•	reviewing with management and our independent auditors the annual audit plan;
•	reviewing the Audit Committee Charter;
•	reviewing and pre-approving audit and permissible non-audit services; and
•	reviewing and approving all related-party transactions.

The Audit Committee is also responsible for addressing matters of accounting policy with our independent accountants. In discharging its role, the Audit Committee is empowered to investigate any matter brought to its attention and has full access to all books, records, facilities and personnel of the Company. The Audit Committee also has the power to retain legal, accounting and other advisors as it deems necessary to carry out its duties. The Audit Committee met four times during the fiscal year ended December 31, 2009.

The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T (“SAS No. 61”).

The Board has adopted a written Audit Committee Charter. The composition and responsibilities of the Audit Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable listing requirements of The Nasdaq Capital Market® (“Nasdaq Capital Market”) and the rules of the SEC for corporate audit committees. All members of our Audit Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and the financial sophistication requirements of the SEC rules and Nasdaq Listing Rule 5605(c)(2)(A).

Report of the Audit Committee (1)

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with management and the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of such statements with generally accepted accounting principles in the United States. This review included a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The independent auditors noted that their representations addressed the matters required to be discussed with the independent auditors by SAS No. 61. The review and discussion with management addressed management’s assessment as to the effectiveness, not just the acceptability, of the Company’s accounting principles, internal control over financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. Pursuant to such dialogue, management prepared a report of its assessment of the Company’s internal control over financial reporting, identifying the framework used by management in assessing the effectiveness of such internal control. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence in relation to management and the Company, including matters outlined in the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and efficacy of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements, as restated, be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended. Further information regarding such restated financial statements and a material weakness in internal controls related to the initial classification and subsequent accounting of registered warrants as liabilities or equity instruments that resulted in the restatement of the 2009 financial statements, can be found in such Annual Report on Form 10-K, as amended. The Audit Committee and the Board of Directors have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

Submitted by the Audit Committee

Max E. Link, Ph.D., Chairman
Herbert H. McDade, Jr.
Marvin E. Rosenthale, Ph.D.

(1)  The material in this report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee of the Board is a Standing Committee and currently consists of Max E. Link, Ph.D. and Marvin E. Rosenthale, Ph.D.  The primary functions of the Compensation Committee include:

•	reviewing and approving corporate goals and objectives related to compensation of executive officers;
•	reviewing and making recommendations to the Board concerning executive and general compensation matters;
•	determining the compensation of the Chief Executive Officer;
•	reviewing and approving compensation arrangements for executive officers, including employment and severance agreements;
•	overseeing significant employee benefits programs, policies and equity plans for the Company’s executives, and, where appropriate, other employees;
•	reviewing and establishing guidelines for the compensation of members of the Company’s Board; and
•	reviewing and discussing with management disclosures in the Company's annual report and proxy statement related to executive compensation matters.

The Compensation Committee, in its discretion, may confer with, and consider the recommendations of, management in establishing compensation policies and in setting compensation (and the form of compensation) for executives of the Company.  The Compensation Committee may also form, and delegate its authority to, subcommittees or other committees of the Board when deemed appropriate. In addition, the Compensation Committee may, but did not in 2009, retain special legal, compensation or other consultants to advise it on compensation matters or as it deems appropriate. The Compensation Committee held one meeting during the fiscal year ended December 31, 2009.

The Board has adopted a written Compensation Committee Charter. The composition and responsibilities of the Compensation Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable qualitative listing requirements of Nasdaq and the rules of the SEC for corporate compensation committees. All members of the Compensation Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

The Compensation Committee generally holds meetings in conjunction with the regular meetings of the Board, though it may meet more or less frequently. Executive compensation packages, including annual incentive bonuses for the then-current calendar year, base salary adjustments for the next calendar year and the grants of equity incentives, are typically, but may not be, discussed during the last meeting of a calendar year.

Nomination Committee

The Nomination Committee currently consists of Herbert H. McDade, Jr. and Marvin E. Rosenthale, Ph.D. The Nomination Committee has the authority to designate the nominees to stand for election as director at each annual meeting of the stockholders and to fill vacancies on the Board occurring between annual meetings. Other functions of the Nomination Committee include:

•	determining the composition and structure of the Board and its committees;
•	evaluating individual members of the Board and its committees;
•	establishing procedures for director candidate nomination and evaluation; and
•	monitoring and safeguarding the independence of the Board.

The Nomination Committee considers candidates for director nominees that may be proposed by directors, the Chief Executive Officer and stockholders (see page 32).  The Nomination Committee may retain recruiting professionals to identify and evaluate director candidates, although it did not do so during 2009. The Nomination Committee met one time during the fiscal year ended December 31, 2009.

The Nomination Committee seeks candidates who will complement the Board and provide it with diverse expertise and perspectives (functional, cultural and geographic). In selecting nominees, the Nomination Committee assesses the independence, character, relevant expertise and experience of candidates and endeavors to collectively establish within the Board areas of core competencies, such as business judgment, management, accounting and finance, industry knowledge, leadership, strategic vision, and knowledge of domestic and international markets and marketing. The Board may also seek nominees who are widely recognized as leaders in the fields of medicine or the biological sciences. Additional criteria include personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to prepare for and attend meetings and participate effectively as a member of the Board. Consideration is also given to whether the qualifications of a potential nominee complement and supplement the skills of existing members of the Board.

The Board has adopted a written Nomination Committee Charter. The composition and responsibilities of the Nomination Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable qualitative listing requirements of the Nasdaq Market and the rules of the SEC for corporate nominating committees. All members of the Nomination Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Compliance and Quality Committee

The Compliance and Quality Committee currently consists of Max E. Link, Ph.D. and Marvin E. Rosenthale, Ph.D. The primary functions of the Compliance and Quality Committee include:

•	providing oversight for the development, implementation, performance and enforcement of legal and regulatory compliance programs;
•	assessing the adequacy of legal and regulatory compliance programs;
•	investigating and, where appropriate, reporting compliance violations and related issues to the Board and applicable legal and regulatory authorities; and
•	establishing procedures for the receipt, retention and treatment of complaints regarding legal and regulatory compliance matters.

The Compliance and Quality Committee did not meet during the fiscal year ended December 31, 2009.  This is due in part to the fact that (i) the Board was updated periodically in its general meetings concerning the status of our regulatory activities, (ii) we have scaled back our regulatory activities to conserve our resources, and (iii) no potential compliance violations requiring the Committee’s attention were identified during the year.

Strategic Partnering Committee

The Board established the Strategic Partnering Committee in December 2007. The Committee currently consists of W. Thomas Amick and Max E. Link, Ph.D. The primary function of the Strategic Partnering Committee is to work with management to identify opportunities to partner with companies having synergistic and complementary expertise to develop and commercialize our Surfactant Technology pipeline. As strategic partnering was identified as a key objective of ours in 2009, most members of the Board, including Messrs. Amick and Link were actively involved in efforts to identify a strategic partner and strategic partnering was a recurring agenda item at the regular Board meetings. As a result, although it was not necessary to separately convene regular meeting of this committee throughout the year, the Strategic Partnering Committee did meet one time during the fiscal year ended December 31, 2009.

Availability of our Audit, Compensation and Nomination Committee Charters

A current copy of our Audit Committee Charter, Compensation Committee Charter, and the Nomination Committee Charter are available on our website at http://www.discoverylabs.com.  Our website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

DIRECTOR COMPENSATION

During 2009, each of the Company’s non-employee directors received cash compensation for his services in the amount of $4,500 per quarter. Directors who are also employees of the Company are not compensated separately for serving on the Board or any of its Standing Committees. In addition, directors were paid the following additional amounts, as applicable: (i) $6,000 per quarter to Mr. Amick for serving as the Chairman of the Board; (ii) $1,000 per quarter for each director who served on one or more of the Standing Committees; and (iii) $500 per quarter for each director who served as Chairman of any of the Standing Committees. The following chart summarizes the annual cash compensation for the Company’s non-employee directors during the fiscal year ended December 31, 2009. Board-related compensation paid to Mr. Amick is included in the information provided in the Summary Compensation Table, below.

To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Stock Awards”, “Non-Equity Incentive Plan Compensation”, “Nonqualified Deferred Compensation Earnings”, and “All Other Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)

Antonio Esteve, Ph.D.	18,000	17,268	35,268
Max E. Link, Ph.D.	24,000	17,268	41,268
Herbert H. McDade, Jr.	22,300	17,268	39,268
Marvin E. Rosenthale, Ph.D.	24,000	17,268	41,268

(1) Represents the grant date fair value computed in accordance with ASC Topic 718 of outstanding stock options, and is not an amount paid to, or realized by, the director. There can be no assurance that these ASC Topic 718 amounts will ever be realized. See Note 11 – “Stock Options and Stock-based Employee Compensation” to our consolidated financial statements for the year ended December 31, 2009, in the Form 10-K. As of December 31, 2009, the aggregate number of option awards outstanding for each director was as follows: Dr. Esteve – 205,000; Dr. Link – 185,000; Mr. McDade – 235,000; and Dr. Rosenthale – 185,000. The ASC Topic 718 grant date value per share for options granted in 2009 was $0.58.

Directors also are entitled to expense reimbursements for their travel, lodging and other expenses incurred in connection with attendance at meetings of the Board, Board Committee meetings and related activities.

Pursuant to our 2007 Long-Term Incentive Plan (the “2007 Plan”), our non-employee directors are entitled to receive (i) a one-time award of options for the purchase of 40,000 shares of Common Stock on the date of their initial election or appointment to the Board, provided that he or she has not previously been a director, and (ii) for each individual who is to continue to serve as a Director, whether or not that individual is then standing for reelection to the Board, an annual award of options for the purchase of 30,000 shares of Common Stock (together with the one-time award upon initial election, collectively, “Director Options”) on the date of each annual meeting of stockholders thereafter, provided he or she has served for at least six months prior to the date of the grant. The exercise price of Director Options is equal to the fair market value of our Common Stock on the date of grant. Director Options vest and become exercisable on the first anniversary of the date of grant and have a term of 10 years measured from the date of grant. Upon cessation of Board service, each director-optionee or his or her legal representative has the right to exercise Director Options for a period of 12 months following the date of cessation of service. Upon the death or disability of a director-optionee, all unvested Director Options vest immediately and become immediately exercisable. The Compensation Committee, in its capacity as 2007 Plan Administrator, has discretion to extend the period during which Director Options may be exercised post-cessation of service and may also provide for vesting of Director Options that are not vested on the date of cessation of service.

We have agreed pursuant to our charter documents to indemnify our directors to the maximum extent permissible under the General Corporation Law of the State of Delaware. In addition, we have entered into indemnity agreements with Mr. Peacock and certain of our executive officers that provide, among other things, that we will indemnify them under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as an officer, director or other agent of ours, and otherwise to the fullest extent permitted under the General Corporation Law of the State of Delaware and our Amended and Restated By-Laws (“By-Laws”).
_________________________________________

PROPOSAL 2

RATIFICATION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board, acting upon the recommendation of the Audit Committee, reappointed the firm of Ernst & Young LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2009.

Although action by the stockholders in this matter is not required under the General Corporation Law of the State of Delaware, the Board believes that it is appropriate to seek stockholder action regarding this appointment in light of the critical role played by independent auditors in maintaining the integrity of our financial controls and reporting. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee may engage different independent auditors at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Audit, Audit Related, Tax and Other Accountant Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, fees for the review of quarterly reports on Form 10-Q during these periods and fees for other services rendered by Ernst & Young LLP during those periods:

Fee Category:	Fiscal 2009	% of Total	Fiscal 2008	% of Total

Audit Fees	$212,000	65%	$222,000	65%
Audit-Related Fees	83,000	25%	84,000	24%

Tax Fees	29,000	9%	34,000	10%
All Other Fees	2,000	1%	2,000	1%
Total Fees	$326,000	100%	$342,000	100%

Audit Fees are fees that the Company paid to Ernst & Young LLP for: the audit of the Company’s annual consolidated financial statements; the review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and services related to registration statements and other offering memoranda.

Audit Related Fees are fees related to the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Tax Fees consisted of tax compliance/preparation and other tax services. No portion of these tax fees related to financial information or operational system design or implementation services.

All Other Fees are fees for any services not included in another category.

The Audit Committee or a designated member of the Audit Committee pre-approved all audit and non-audit services rendered by Ernst & Young LLP to the Company in 2009.

The Audit Committee has considered whether the provision of all other services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP and has concluded that Ernst & Young LLP is independent.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent auditors prior to engaging the independent auditors to perform any service. On an ongoing basis, management will ask the Audit Committee to pre-approve the engagement of the independent auditors to perform specific projects and categories of services. If the Audit Committee approves any specific projects and categories of services recommended by management, then, on a periodic basis, management must report to the Audit Committee the actual spending for such projects and services compared to the approved amounts.

In addition, to facilitate the timely provision of services, a designated subcommittee or member of the Audit Committee may be delegated the authority to approve any additional audit services and permissible non-audit services, provided that the Audit Committee is advised of such approval at its next regularly scheduled meeting. Further, the Company’s Chief Financial Officer has the authority to determine whether any services are included within the list of services that have received the general pre-approval of the Audit Committee, provided that the Audit Committee is informed on a timely basis of any such pre-approved services provided by the Company’s independent auditors.

Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Required Vote and Recommendation

The affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy and Entitled to vote at the Annual Meeting will be required to approve this Proposal 2.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.
_________________________________________

PROPOSAL 3

AUTHORIZE THE BOARD OF DIRECTORS, IN ITS SOLE DISCRETION, TO EFFECT A SHARE CONSOLIDATION, OR REVERSE SPLIT, OF OUR COMMON STOCK AT A RATIO OF 1-FOR-15 BY FILING A CERTIFICATE OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION AT ANY TIME PRIOR TO THE DATE OF OUR 2011 ANNUAL MEETING OF STOCKHOLDERS

AND

PROPOSAL 4

IF AND ONLY IF PROPOSAL 3 IS APPROVED, AUTHORIZE THE BOARD OF DIRECTORS, IN ITS SOLE DISCRETION, TO FILE A CERTIFICATE OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE FROM 380 MILLION TO 50 MILLION

With the exception of the anticipated post-split share numbers and stock prices set forth in these Proposals, the share numbers in this proxy statement do not reflect the effect of any reverse split or change in the authorized shares of Common Stock

General

The Board has determined that it is advisable and in our best interests and that of our stockholders to restructure our capital and has directed to be submitted to stockholders Proposals 3 and 4 to authorize the Board, in its sole discretion, to effect a share consolidation, or reverse stock split (reverse split) of our common stock, at a ratio of 1-for-15, on the terms described in this Proxy Statement, and, if and only if the reverse split is approved, to reduce the number of authorized shares of Common Stock from 380 million to 50 million (the “Share Amendment”). The number of authorized shares of our preferred stock will not be affected by the Share Amendment and will be maintained at 5 million. A more detailed discussion of these proposals is presented below.

If implemented, a reverse split will result in a share consolidation of all outstanding shares of our Common Stock, but will not affect the number of authorized shares of capital stock provided in our Certificate of Incorporation. Our Board is therefore also submitting to stockholders Proposal 4, which provides for a reduction of the total number of authorized shares of Common Stock from 380 million to 50 million.

Because Proposal 4 does not reduce the number of authorized shares of Common Stock in the same proportion as the reverse split, the effect of the Share Amendment would be to increase the number of shares of Common Stock available for issuance. As such, we would then have available for future issuance a greater percentage of our Common Stock relative to our outstanding shares than we do currently. The Board set the reduced number of our authorized Common Stock at 50 million based on its assessment of our anticipated capital requirements and upcoming milestones, as well as the need to have flexibility and an ability to complete potential transactions without further stockholder action, except when required by law. Our Board believes an increase in the number of authorized shares of Common Stock is necessary and important to the future success of our company.

Our Board believes that effective execution of our current strategies depends in large part upon our ability to secure additional capital to fund our research and development programs and meet our obligations on a timely basis. These activities require that we have available for issuance additional shares of Common Stock. If we are unable to successfully raise sufficient additional capital, through strategic and collaborative arrangements with potential partners and/or future debt and equity financings, we will likely not have sufficient cash flow and liquidity to fund our activities, which could significantly limit our ability to continue our operations. As of October 29, 2010, we have only approximately 48.5 million shares available for future issuance. See, “Information about the Share Amendment,” below. The Board believes that this number is insufficient to support our continuing operations.

If Proposal 3 is not approved, we may be unable to maintain the listing of our Common Stock on the Nasdaq Capital Market, which could adversely affect the liquidity and marketability of our Common Stock, and we may be unable to enter into transactions that require the issuance of Common Stock, which could include strategic alliances and collaboration arrangements, or undertake additional financings without first seeking stockholder approval, a process that would require a special meeting of stockholders, is time-consuming and expensive and could impair our ability to efficiently raise capital when needed, if at all.  If our stockholders do not approve Proposal 3 by the required vote, we will not have access to the additional authorized shares of Common Stock that would become available upon implementation of a reverse split and may be forced to further limit development of many, if not all, of our drug product candidates and further cut back on our activities to conserve our cash resources. If we do not have a sufficient number of authorized shares to enable us to secure required capital, we may be forced to curtail all of our activities and, ultimately, potentially could be forced to cease operations.

Required Vote and Recommendation

The affirmative vote of at least a majority of the outstanding shares of our Common Stock eligible to vote at the Annual Meeting will be required to approve each of the reverse split and the Share Amendment. As a result, it is likely that, for these Proposals to be approved, we will need the affirmative vote of a substantial number of stockholders attending the Annual Meeting in person or by proxy. For that reason, if you do not provide specific instructions for Proposal 3 or Proposal 4, it will have the effect of a negative vote on such Proposal. We therefore urge you to provide specific instructions with respect to each of Proposals 3 and 4.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE REVERSE SPLIT
AND
“FOR” THE APPROVAL OF THE SHARE AMENDMENT

Following the Annual Meeting, the Board will, in its discretion, take or not take action depending upon the results of the voting as follows:

•
If both Proposals are approved by the required vote: If our stockholders approve both Proposals by the required vote, the Board will be authorized to implement a reverse split and the reduction in the number of our authorized shares of Common Stock at any time prior to the date of the 2011 Annual Meeting of Stockholders by causing a Certificate of Amendment to our Certificate of Incorporation in the form attached to this Proxy Statement as Appendix I to be filed with the Secretary of State of the State of Delaware. The Board will retain the discretion to elect not to implement a reverse split and Share Amendment if it should determine that a reverse split is not in our best interests or that of our stockholders. No further action of the stockholders would be required to implement or abandon the reverse split and the reduction in our authorized shares of Common Stock.

•
If the reverse split is approved by the required vote but the Share Amendment is not approved: If our stockholders approve only Proposal 3 by the required vote and do not approve Proposal 4, the Board will be authorized to implement a reverse split, but not the Share Amendment, at any time prior to the date of the 2011 Annual Meeting of Stockholders by causing a Certificate of Amendment to our Certificate of Incorporation in the form attached to this Proxy Statement as Appendix II to be filed with the Secretary of State of the State of Delaware. The Board will retain the discretion to elect not to implement a reverse split if it should determine that a reverse split is not in our best interests or that of our stockholders. No further action of the stockholders would be required to implement or abandon the reverse split.

•
If the Share Amendment is approved by the required vote but the reverse split is not approved: Since Proposal 4 is conditioned upon the approval of Proposal 3, if our stockholders do not approve Proposal 3, Proposal 4 will be deemed to have not been approved, regardless of the number of votes cast, and the Board will take no action with respect to the reduction in our authorized shares of Common Stock.

•
If the reverse split and the Share Amendment are not approved by the required vote: If neither Proposal 3 nor Proposal 4 are approved by our stockholders by the required vote, our Board would not have authority to effect the reverse split or the reduction in our authorized shares and would not file a Certificate of Amendment to our Certificate of Incorporation to implement the Proposals.

INFORMATION ABOUT THE REVERSE SPLIT

Upon implementation of a reverse split, the number of shares of our Common Stock that are issued and outstanding would be reduced by a factor of 15, such that for every 15 shares of Common Stock held by a stockholder, one share would remain issued and outstanding. A reverse split would be implemented simultaneously for all shares of Common Stock that are issued and outstanding and all Treasury shares. A reverse split would affect all stockholders uniformly and would have no effect on the proportionate holdings of any individual stockholder, with the exception of adjustments related to the treatment of fractional shares (see below).

The immediate effect of a reverse split would be to reduce the number of shares of our Common Stock that are issued and outstanding. For example, on the Record Date, there were 204,164,597 shares of our Common Stock issued and outstanding. If a reverse split were implemented, those shares would be consolidated into approximately 13.6 million post-split shares of Common Stock.

If Proposal 3 is approved by the required vote, we do not have any plan, commitment, arrangement, understanding or agreement, written or oral, to utilize the additional authorized shares of Common Stock. However, it is expected that we would continue to issue shares of Common Stock in connection with our employer match under our 401(k) Plan, and, to the extent that shares are authorized thereunder, pursuant to our long-term equity incentive plans. Moreover, the additional shares of Common Stock would be available for issuance by action of our Board without the need for further action by our stockholders, unless stockholder action is specifically required by applicable law or Nasdaq rules.

Potential Benefits of a Reverse Split

In addition to an increase in the number of authorized and unissued shares of Common Stock that would result from implementing a reverse split, there are other considerations affecting the Board’s decision to seek from our stockholders authority to effect a reverse split:

Continued Listing on The Nasdaq Stock Market

On December 2, 2009, we received a letter from The NASDAQ Global Market® (“Global Market”) indicating that for 30 consecutive business days our Common Stock had not maintained a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5450(a)(1) (“Minimum Bid Price Rule”). Under the Nasdaq Listing Rules, if during the 180 calendar days following the date of the notification, or prior to June 1, 2010, the closing bid price of our stock did not rise above $1.00 for a minimum of 10 consecutive business days, we would be subject to delisting from the Global Market.

In May 2010, we anticipated that we would not regain compliance with the Minimum Bid Price Rule on or before June 1, 2010 and filed an application to transfer the listing of our Common Stock from the Global Market to the Nasdaq Capital Market. On June 2, 2010, Nasdaq approved our application and the transfer was effective at the opening of the market on June 4, 2010. The Nasdaq Capital Market operates in substantially the same manner as Global Market. Our trading symbol remains as “DSCO” and the trading of our stock was unaffected by the transfer. Also on June 2, 2010, based on our ability to comply with all listing requirements of the Nasdaq Capital Market other than the Minimum Bid Price Rule, we received a written notification from Nasdaq granting us an additional 180 days, or until November 29, 2010, to regain compliance with the Minimum Bid Price Rule. Under the Nasdaq Listing Rules, if prior to November 29, 2010, the closing bid price of our stock is at or above $1.00 for a minimum of 10 consecutive business days, we will regain compliance with the Minimum Bid Price Rule and our Common Stock will continue to be eligible for listing on the Nasdaq Capital Market.

As we will not be able to achieve compliance with the Minimum Bid Price Rule by November 29, 2010, we expect that Nasdaq will provide us with written notification that our Common Stock is subject to delisting. We may, at that time, appeal Nasdaq’s determination to a Nasdaq Hearing Panel. We expect at that time that to file an appeal and request a hearing before the Nasdaq Hearing Panel. The hearing request will stay the delisting of our Common Stock pending the Panel’s decision. We believe that having the ability to effect a reverse split, which we are advised is an acceptable method for regaining compliance with the Minimum Bid Price Rule, will help us in our appeal and will potentially provide the basis for continuing to list our Common Stock on the Nasdaq Capital Market.

Our Board presently believes that continued listing on the Nasdaq Capital Market would provide certain benefits that are in our best interest and that of our stockholders.  Our public offerings, registered direct offerings, and our Committed Equity Financing Facilities have been effected using registration statements on Form S-3, which allows us generally to register with the SEC the sale of shares of our Common Stock in a limited primary offering or to register the resale of our securities held by certain of our security holders in a secondary offering. If our Common Stock is delisted from the Nasdaq Capital Market, we will no longer be eligible under the rules of the SEC to use Form S-3, which will make it more difficult and expensive for us to register our Common Stock or other securities and raise additional capital. Form S-3 generally allows the registration statement to be continuously updated through the incorporation by reference of our periodic SEC filings. If we are ineligible to use Form S-3, we will need to file future registration statements on some other permitted Form, which may not allow for incorporation by reference of the information in our periodic SEC filings. Maintaining the effectiveness of our current registration statements and keeping the information current will be administratively burdensome, time consuming and more expensive. We may also become subject to state blue-sky laws, which would further increase the burden and expense.

If our Common Stock were delisted from the Nasdaq Capital Market, it would then be eligible for quotation on the Over-The-Counter (“OTC”) Bulletin Board maintained by Nasdaq, another over-the-counter quotation system or the “pink sheets.”  If that occurs, the liquidity and marketability of our Common Stock would decrease.  As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock.  We have been advised that current and prospective investors will view an investment in our Common Stock more favorably if our Common Stock is listed on the Nasdaq Capital Market than if it is traded on the OTC Bulletin Board.

If the Nasdaq Panel should determine that we can continue to list our Common Stock on the Nasdaq Capital Market following implementation of a reverse split, our Board will weigh the benefits of continued listing on the Nasdaq Capital Market, the potential adverse impact of a reverse split and the perceived weaknesses of the OTC Bulletin Board. At the present time, our Board believes that the benefits of continuing our listing on the Nasdaq Capital Market outweigh the risks associated with implementing a reverse split. However, the Board will not implement a reverse split or a reduction in the number of authorized shares of Common Stock if it determines at any time that a reverse split would not be in our best interests or that of our stockholders.

Increased Share Price

If the Board were to implement a reverse split, our stock price per share would increase, at least initially, which could return our stock price to a more favorable level. An increase in the per-share cost of our shares should enhance the acceptability and marketability of our Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers for our Common Stock. If our shares traded at a higher price, we could potentially meet investing guidelines of institutional investors and investment funds who have not recently considered our stock to be an eligible investment. Moreover, there are advisors and analysts at many broker dealers who are reluctant to recommend lower-priced stocks and do not as a practice follow the trading activity of lower-priced stocks, or if they do follow lower-priced stocks, frequently require additional monitoring activities. Increasing our stock price could make it easier for individual brokers to recommend our Common Stock, which could generate increased interest in our stock. If we were to generate increased interest in our stock, we anticipate that our Common Stock would have a stronger investor base and potentially greater liquidity.

Reduced Listing and Transaction Expense

As Nasdaq listing fees are generally assessed based on the number of shares outstanding, reducing the number of shares outstanding will reduce our listing fees. In addition, as investors tend to pay commissions based on the number of shares traded, commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock. As a result, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total value, which may limit interest in our Common Stock. If we were to successfully raise our price per share, we would expect that our investors would incur lower transaction costs in trading our stock, although stockholders who hold odd-lot positions (less than 100 shares) after a reverse split could experience increased transaction costs in selling their shares.

Effects of a Reverse Split

Effect of a reverse split on our outstanding shares of Common Stock

A reverse split will be effective immediately and without further action by our stockholders upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. Individual stockholders will own fewer shares after a reverse split, equal to the number of shares owned prior to the reverse split divided by 15, which is the split ratio selected by the Board, and cash in lieu of any resulting fractional share. A reverse split will not change the number of stockholders of record, although it may increase the number of stockholders holding odd-lot positions in our Common Stock. Following a reverse split, all shares will remain fully paid and non-assessable.

Effect of a reverse split on our authorized capital stock

As of the date of this Proxy Statement, our authorized capital stock consists of 380 million shares of Common Stock and 5 million shares of Preferred Stock. If a reverse split is effected, without giving effect to any reduction in the number of authorized shares of Common Stock addressed in Proposal 4, the number of authorized shares of Common Stock would remain the same. The number of shares of authorized Preferred Stock would also not change.

The par value of our Common Stock would remain unchanged post-split at $0.001 per share. The value of our Common Stock as designated on our consolidated balance sheet would be decreased proportionately based on the reverse split ratio with a corresponding increase in additional paid-in capital. “Net loss per common share” would increase proportionately as a result of the reverse split since there would be fewer shares outstanding. In future financial statements, “net loss per common share” for periods ending before the reverse split would be recast to give retroactive effect to the reverse split. We do not anticipate any other material accounting consequence would arise as a result of the reverse split.

Because a reverse split will not reduce the number of shares of authorized Common Stock provided in our Certificate of Incorporation, a reverse split would also result in a significant increase in the number of authorized and unissued shares of Common Stock. Before Proposal 4 is taken into account, following a reverse split, we would have 380 million authorized post-split shares of Common Stock and 13.6 million post-split shares of Common Stock issued and outstanding. If our stockholders approve, and our Board, in its discretion determines to implement both Proposals 3 and 4, we would have 50 million authorized post-split shares of Common Stock and 13.6 million post-split shares of Common Stock issued and outstanding. Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued Common Stock, the future issuance of additional shares of Common Stock will reduce our current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. In the absence of a proportionate increase in our future earnings and book value, an increase in the number of our outstanding shares of Common Stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of the Common Stock. If these factors were reflected in the price per share of our Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a stockholder’s investment.

Treatment of fractional shares

No fractional shares will be issued as a result of the reverse split. Instead, stockholders who otherwise would be entitled to receive a fractional share of Common Stock as a consequence of the reverse split will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of our Common Stock on the business day immediately preceding the effective date of the reverse split as reported on the Nasdaq Capital Market by (ii) the number of shares of our Common Stock held by the stockholder that would otherwise have been exchanged for the fractional share interest. No interest will be paid on any cash amount representing fractional shares between the effective date of the reverse split and the date of payment.

Effect of a reverse split on options, restricted stock awards and warrants

The number of shares of Common Stock subject to outstanding options, restricted stock awards and warrants will automatically be reduced by a factor of 15, the same ratio as the reverse split. The per-share exercise price of options and warrants will also be increased by a factor of 15, so that the aggregate dollar amount payable for the purchase of shares of Common Stock subject to options and warrants will remain unchanged. For example, if an option holder has options to purchase 1,500 shares at an exercise price of $1.00 per share, if the reverse split is effected at the ratio of 15-for-1, the number of shares that may be purchased pursuant to the option will be reduced to 100 shares and the exercise price at which the shares may be purchased will be proportionately increased to $15.00 per share. In connection with a reverse split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options, restricted stock awards and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. In addition, under our 1998 and 2007 Long-Term Incentive Plans, a reverse split will reduce the number of shares of Common Stock available for future issuances in proportion to the ratio established for the reverse split.

Warrants issued in connection with our financing activities will generally be adjusted as described in the foregoing paragraph, subject to such other adjustments as may be provided in the applicable warrant agreements.

No appraisal rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights in connection with the filing of an amendment to a Certificate of Incorporation to implement a reverse split. If we implement a reverse split, we will not independently make those rights available to our stockholders.

Anti-takeover effects of a reverse split

By increasing the number of authorized but unissued shares of our Common Stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board. The proposed increase in the authorized number of shares of Common Stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. An increase in our outstanding shares could potentially deter takeovers, including takeovers that our Board has determined are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the reverse split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the Board is not aware of any attempt to take control of our business and the Board has not considered the reverse split to be tool to be utilized as a type of anti-takeover device.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of Common Stock after the reverse stock split, the Board does not intend that a reverse split would be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Certain U.S. Federal income tax consequences of a reverse split

The following is a discussion of certain U.S. federal income tax consequences of a reverse split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, and foreign stockholders. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), which is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. In addition, this discussion does not address tax considerations under state, local, foreign and other laws.

We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the tax consequences of a reverse split.  Each stockholder should consult his, her or its own tax advisor as to his or her particular facts and circumstances and also as to any estate, gift, state, local or foreign tax considerations arising out of a reverse split.

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon the exchange of pre-split shares for post-split shares. The aggregate tax basis of the post-split shares will be the same as the aggregate tax basis of the pre-split shares exchanged in the reverse split, reduced by the amount allocable to any fractional share for which cash is received; the amount allocable to a fractional share is that portion of the aggregate tax basis of the pre-split shares exchanged by the stockholder which is equal to the ratio of (i) the fair market value of the fractional share that would have been issued to (ii) the sum of the fair market value of such hypothetical fractional share and the aggregate fair market value of the post-reverse split whole shares received by the stockholder. A stockholder's holding period in the post-split shares will include the period during which the stockholder held the pre-split shares exchanged in the reverse split.

In general, the receipt of cash instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss will be determined based upon the difference between the amount of cash received by such holder and the portion of the basis of the pre-split shares allocable to the hypothetical fractional share as described above. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period for the pre-split shares is greater than one year as of the effective date of the reverse split.

The above discussion is not intended or written to be used for the purpose of avoiding U.S. federal tax penalties. It was written solely in connection with the proposal to authorize the Board to effect a reverse split of our Common Stock.

Registration and Trading of our Common Stock

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to periodic reporting and other requirements of the Exchange Act. A reverse split will not affect the registration of our Common Stock under the Exchange Act or our obligation to publicly file financial and other information with the SEC. If the proposed reverse stock split is implemented and we are successful in regaining compliance with the Minimum Bid Price listing rule, our Common Stock will continue to trade on the Nasdaq Capital Market under the same symbol it did prior to the stock split, which is “DSCO.” However, to inform the market of the reverse split, Nasdaq will append a suffix character, “D,” to our trading symbol for approximately 20 days after the reverse stock split. In addition, to distinguish pre-reverse split positions from post-reverse split positions, our Common Stock will be assigned a new CUSIP number, which is an identifier used by participants in the securities industry to identify our Common Stock.

Interests of Directors and Executive Officers in the Reverse Split and Share Amendment

The Company’s Directors and Executive Officers have no substantial interest, directly or indirectly, in the matters set forth in either Proposal 3 or Proposal 4, except to the extent of their ownership of shares or options to purchase our Common Stock.

Certain Risks Associated with a Reverse Split

There can be no assurance that a reverse split will have the desired effect of proportionately raising the market price of our Common Stock over the long term, if at all. There are a variety of risks and uncertainties that could cause the results of a reverse split to differ materially from that expected by the Board should it implement a reverse split. Some of those risks and uncertainties include:

The total value of our outstanding shares (market capitalization) immediately after a reverse split may be lower than immediately before a reverse split.  Moreover, a decline in the market price of our Common Stock after a reverse split may result in a greater percentage decline than would occur in the absence of a reverse split.

There are numerous risks and uncertainties that could affect the value of our Common Stock after a reverse split. In addition to risks and uncertainties related directly to our company, including without limitation, the status of our research and development programs, our cash position and reported results of operations in future periods, and our ability to attract and retain key executive management and professional personnel, other factors include market conditions as a whole and the general economic environment. In addition, reverse splits that are effected to regain compliance with the Minimum Bid Price Rule are generally viewed negatively by many investors, analysts and institutions. Even though a reverse split would have no impact on our capital, cash position, financial condition, or the number of our stockholders, our research suggests that, with the announcement and after implementation of a reverse split, there is reverse-split-related trading activity that may have the effect of depressing the market price of our Common Stock and our market capitalization. Thus, although a reverse split may support continued listing of our Common Stock on the Nasdaq Capital Market, implementing a reverse split could adversely affect our market value and make it more difficult to finance our activities.

For these reasons, if the Board implements a reverse split, the market price of our Common Stock will likely not be sustainable at the arithmetic result obtained by applying the ratio of the reverse stock split by the market price of our stock immediately prior to the announcement of a reverse split, and the percentage decline in our market value may be greater than would occur in the absence of a reverse split. If the market price of our Common Stock declines after the reverse split, our total market capitalization (the aggregate value of all of our outstanding Common Stock at the then existing market price) after the split will be lower than before the split.

If the value of our Common Stock is reduced following a reverse split below the minimum price permitted under our Committed Equity Financing Facilities (“CEFFs”), we will be unable to access our CEFFs. In that event, we may be unable to fund our activities, which would have a material adverse effect on our operations.

Except for our CEFFs (which are subject to certain limitations), we currently do not have arrangements to obtain additional financing. If we are unable to meet the conditions provided under the CEFFs, we will not be able to issue any portion of the shares potentially available for issuance under the CEFFs to fund our activities and the CEFFs may expire. If we are otherwise unable to successfully raise sufficient additional capital, through strategic alliances and other financing alternatives, we will likely not have sufficient cash flow and liquidity to fund our business operations, forcing us to curtail our activities and, ultimately, potentially cease operations. Even if we are able to raise additional capital, such financings may only be available on unattractive terms, or could result in significant dilution of stockholders’ interests and, in that event, the market price of our Common Stock may decline further.

If a reverse split is effected, there is no assurance that we will be able to comply with the continued listing requirements of the Nasdaq Capital Market, which may result in our Common Stock being delisted even after implementing a reverse split.

If the Board determines that a reverse split is in our best interests and that of our stockholders, the Board will set the ratio with the intent of raising the price per share of our Common Stock above $1.00 to comply with Nasdaq’s Minimum Bid Price Rule. However, there is no assurance that after the reverse split is completed, our Common Stock will maintain its reverse split adjusted price. As a result, our stock price could trade below the required $1.00 minimum bid price and we may not regain or maintain compliance with the Nasdaq Capital Market listing requirements. Moreover if trading activity following a reverse split has the effect of reducing the total market capitalization of our company, we may be unable to fund our activities, resulting in reductions in our stockholders’ equity. In addition to a minimum bid price, other Nasdaq continued listing requirements require that we maintain a market capitalization of at least $35 million and stockholders’ equity of at least $2.5 million. If we are unable to meet these requirements following a reverse split, the reverse split may not achieve its intended purpose and we would nevertheless receive a delisting notice from the Nasdaq Capital Market for failure to comply with one or more of the continued listing requirements.

A reverse split may reduce liquidity and increase volatility of our Common Stock.

Our stock historically has traded at relatively high average volumes, which often produces pricing efficiencies. Following a reverse split, the number of shares available for trading in the public market will be reduced by a factor of 15. The reduction in shares could result in reduced trading activity, fewer market makers and less interest in our stock. This could result in increased volatility and adversely affect liquidity of our Common Stock.

The market price of our Common Stock following a reverse split may not generate increased interest in our Common Stock by institutional investors, investment funds or broker dealers and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our Common Stock may not improve.

Although we believe that a higher per-share market value may help generate increased interest in our Common Stock, there can be no assurance that a reverse split in the range proposed would generate any increased interest in our Common Stock, by institutional investors, investment funds, advisors or broker dealers. As a result, the trading liquidity of our Common Stock may not necessarily improve following a reverse split.

Procedures to Implement a Reverse Split

The reverse split will occur on the date that the Certificate of Amendment to our Amended and Restated Certificate of Incorporation effectuating the reverse split is filed with the Secretary of State of the State of Delaware (the effective date), without any action on the part of our stockholders and without regard to the date that any stock certificates representing the stock prior to the reverse split are physically surrendered for new stock certificates.

Exchange of Book-Entry Shares

If the Board implements the reverse split, stockholders who shares are uncertificated and held in “street name” with a broker, either as direct or beneficial owners, will have their holdings electronically adjusted by their brokers to give effect to the reverse stock split. Any payments in lieu of fractional shares will also be processed by the brokers.

Exchange of Stock Certificates

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

As soon as practicable after the effective date, our transfer agent, acting as exchange agent, will mail to each stockholder of record of certificates for our Common Stock transmittal forms to be used in forwarding certificates for surrender and exchange for new certificates representing the number of shares of our Common Stock that such stockholder is entitled to receive as a result of the reverse split. The transmittal forms will be accompanied by instructions specifying full details of the exchange. Upon receipt of a transmittal form, each stockholder should surrender the certificates representing our Common Stock prior to the reverse split in accordance with the transmittal instructions. Each stockholder who surrenders certificates will receive new certificates representing the whole number of shares of our Common Stock that he or she is entitled to as a result of the reverse split. No new certificates will be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed transmittal form. Stockholders of record will receive a check from our transfer agent representing the cash amount due upon surrender to the exchange agent of the certificates representing any fractional shares.

INFORMATION ABOUT THE SHARE AMENDMENT

Of the approximately 380 million shares of Common Stock that are presently authorized, as of October 29, 2010, approximately 331.5 million shares of Common Stock were either issued and outstanding or reserved for issuance under our equity incentive plans, our 401(k) benefit plan, our Committed Equity Financing Facilities, or upon exercise of outstanding warrants. As a result, excluding our specific reserves, approximately 48.5 million shares are currently available for future issuance. The purpose of Proposal 4 is to reduce the number of authorized shares of Capital Stock following implementation of a reverse split.

Potential Effects of the Share Amendment

If Proposal 3 is approved and the Board determines to implement the reverse split, the Board intends to implement the Share Amendment, if approved, at the same time as the reverse split. The Share Amendment would not alter the post-split number of issued and outstanding shares or change the relative rights and limitations of the post-split shares of our Common Stock. Because Proposal 4 would reduce the number of our authorized shares of Common Stock, it would have the effect of mitigating the potentially dilutive effect of the reverse split. See, “Effect of a reverse split on our authorized capital stock,” above. If Proposal 3 is approved and Proposal 4 is not approved, we would have the ability to issue a greater percentage of our Common Stock in relation to our issued and outstanding stock than we would if Proposal 4 is approved and implemented.

No appraisal rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights in connection with the filing of an amendment to a Certificate of Incorporation to implement the Share Amendment and we will not independently make those rights available to our stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE
“FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4
_________________________________________

OTHER BUSINESS

The Board is not aware of any matters which will be brought before the Annual Meeting other than those specifically set forth herein. If any other matter properly comes before the Annual Meeting, it is intended that the persons named in and acting under the enclosed proxy or their substitutes will vote thereon in accordance with their best judgment.

INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE VOTED UPON

None of the nominees for election as Director or our executive officers, or any associate of a nominee or executive officer, has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter included in the Proposals to be acted upon at the Annual Meeting. This determination is made without regard to any interest arising from the ownership of our Common Stock where the holder receives no extra or special benefit not shared on a pro rata basis by all other stockholders.

EXECUTIVE OFFICERS

Information about our Executive Officers, including their names and positions with us, and their ages, work history and education, are set forth in our Form 10-K/A, which is a part of our Annual Report to Stockholders being delivered to stockholders together with this proxy statement. Since December 31, 2009, Charles F. Katzer and Gerald J. Orehosky have resigned their positions and no longer serve as executive officers. In addition, in August 2010, John G. Cooper was appointed as our President, Chief Financial Officer and Treasurer, and Thomas F. Miller, Ph.D., MBA was appointed as our Chief Operating Officer. Also in October 2010, Mr. Amick was appointed as our Chief Executive Officer (see, “Executive Employment Agreements,” below). The Board approves the election of officers annually and such officers serve until the meeting of the Board following the next annual meeting of the stockholders and, if applicable, until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among directors or executive officers of the Company.

SUMMARY COMPENSATION TABLES

Named Executive Officers

The following table summarizes the compensation of our Named Executive Officers, including our principal executive officer, and the two other most highly-compensated executive officers other than the principal executive officer who were serving as executive officers on December 31, 2009 ranked by their total compensation for the fiscal year ended December 31, 2009. In addition, the table summarizes the compensation of our former President and Chief Executive Officer, who would have been a Named Executive Officer but for the fact that he was not serving as an executive officer at December 31, 2009.

To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items for the periods covered: “Bonus”, “Stock Awards”, “Non-Equity Incentive Plan Compensation”, and “Nonqualified Deferred Compensation Earnings.”

Name and Principal Position(1)	Year	Salary ($)		Option Award ($) (2)		All Other ($)		Total

W. Thomas Amick	2009	$131,090	(3)	$19,926	(3)	$50,000	(4)	$201,016
Chairman of the Board and Chief Executive Officer	2008	–		39,513	(4)	50,000	(4)	89,513

John G. Cooper	2009	307,000		–		8,250		315,250
President, Chief Financial Officer and Treasurer	2008	307,000		302,053		7,750		616,803

David L. Lopez, Esq., CPA	2009	307,000		–		7,500		314,500
Executive Vice President,	2008	307,000		183,783		7,500		498,283
General Counsel, Chief Compliance Officer and Secretary

Former Officer
Robert J. Capetola, Ph.D.	2009	306,250		257,117		662,697	(5)	1,226,064
Former President and	2008	490,000		566,350		34,450		1,090,800
Chief Executive Officer

(1)
As of December 31, 2009, Mr. Amick held the title Chairman of the Board and Interim Chief Executive Officer, and Mr. Cooper held the title Executive Vice President, Chief Financial Officer and Treasurer.

(2)
Represents the grant date fair value of the stock options computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC Topic 718), “Stock Compensation,” using the modified-prospective-transition method.  The assumptions that we utilized are described in Note 11, “Stock Options and Stock-based Employee Compensation” to our consolidated financial statements for the year ended December 31, 2009, in the Form 10-K.  The amounts reported in the table have not been paid to, nor realized by, the Named Executive Officer.  There can be no assurance that these amounts will ever be realized.

(3)
Represents amounts paid under the CEO Agreement (as defined in “Executive Employment Agreements” below) pursuant to which we agreed to pay Mr. Amick at a rate of $3,000 per day.  In 2009, we paid Mr. Amick $131,090, which is reported in the column titled “Salary.”  In addition, in accordance with the CEO Agreement, the Compensation Committee approved a grant to Mr. Amick of an option to purchase 60,000 shares of Common Stock, the fair value of which is reported in the column titled “Option Award.”  The option has a term of 10 years and vested as to all shares on September 3, 2010.  The exercise price, $0.49, is the closing price of our Common Stock on The Nasdaq Global Market on the date of grant.

(4)
Represents director compensation paid to Mr. Amick in each of 2009 and 2008, respectively, as follows:  Fees Earned or Paid in Cash (reported in the column titled “All Other”) - $50,000 and $50,000; and automatic non-employee option awards under our 2007 Plan, reported in the column titled “Option Award” - $0 and $39,512.  As a result of his assuming the role of Chief Executive Officer, Mr. Amick was not eligible in 2009 for an automatic non-employee director option award.  See also, “Director Compensation.”

(5)
This amount represents severance and benefits under Dr. Capetola’s Separation Agreement – $604,622 and $31,000, respectively; personal car allowance – $6,250; premiums paid for life insurance policies with coverage of $4 million – $16,700; and the Company match of the employee contribution to the 401(k) Plan – $4,125.

Executive Employment Agreements

Chief Executive Officer

Following the resignation of Dr. Capetola, on August 13, 2009, discussed below, the Board approved the election of Mr. Amick to serve as our Interim Chief Executive Officer. On September 3, 2009, the Board approved the execution and delivery of a non-employee executive agreement (the “CEO Agreement”) with Mr. Amick. Under the CEO Agreement, Mr. Amick agreed to devote, on a part-time basis, such of his business time, attention and efforts as reasonably necessary to the proper performance of his duties, which we anticipated would involve on average two days per week. Under the CEO Agreement, we agreed to pay Mr. Amick compensation at a per diem rate of $3,000, payable in arrears at the end of each calendar month. In addition, on September 3, 2009, in accordance with the CEO Agreement, the Compensation Committee of the Board authorized a grant of options to Mr. Amick to purchase 60,000 shares of our Common Stock under the 2007 Plan at an exercise price of $0.49 per share, the closing market price of our Common Stock on the date of grant. The option grant, in part, replaces an automatic grant of options to purchase 30,000 shares of our Common Stock that Mr. Amick would have received under the Plan as a non-executive Chairman of the Board. The options vested in full on the first anniversary date of the grant. Effective as of June 30, 2010, the Board approved an extension of the CEO Agreement through June 30, 2011 and the Compensation Committee of the Board authorized an additional grant of options to Mr. Amick to purchase 30,000 shares of our Common Stock under the 2007 Plan at an exercise price of $0.18 per share, the closing market price of our Common Stock on July 7, 2010, the date of grant. This summary of the CEO Agreement is qualified in its entirety by the full text of the CEO Agreement, which is attached to our Current Report on Form 8-K that we filed with the SEC on September 4, 2009.

On October 15, 2010, the Board appointed Mr. Amick as our Chief Executive Officer and, effective October 18, 2010, Mr. Amick became a full time employee.  The CEO Agreement was terminated effective October 18, 2010.  We also entered into an employment agreement with Mr. Amick effective October 18, 2010 (see below).

Executive Employment Agreements

We have entered into employment agreements (the “Agreements”) with Messrs. Amick, Cooper and Lopez on substantially similar terms.  The Agreements expire on May 4, 2011 (Cooper and Lopez) and October 18, 2011 (Amick) and are subject to automatic renewal for one year additional terms, provided that neither party provides notice of non-renewal in accordance with the employment agreements.  The Agreements include a 12-month post-employment noncompetition agreement and provide for confidentiality and the assignment of all intellectual property rights to the Company.  As of October 25, 2010, the base salaries under the Agreements for Messrs. Amick, Cooper and Lopez are $400,000, $325,000, and $307,000, respectively.  The Agreements also provide for the following benefits:

•
Upon termination by us without Cause or by the executive for Good Reason, as defined in the employment agreements, the executive is entitled to: a lump sum payment that is equal to one and one half times the sum of his base salary then in effect and the largest annual cash bonus received by the executive in the three fiscal years immediately preceding the date of termination; continuation of health benefits (or their equivalent) for the executive and the members of the executive’s family who were participating in the Company’s health and welfare plans at the time of termination for a period of one and one-half years following the date of termination, reduced to the extent that a subsequent employer provides the executive with substantially similar coverage (on a benefit-by-benefit basis).

•
Upon termination in connection with a change of control, the executive is entitled to: a lump sum payment that is equal to two and one half times the sum of his base salary then in effect and the largest annual cash bonus received by the executive in the three fiscal years immediately preceding the Change in Control; continuation of health benefits (or their equivalent) for the executive and the members of the executive’s family who were participating in the Company’s health and welfare plans at the time of termination for a period of two and one-half years following the date of termination, reduced to the extent that a subsequent employer provides the executive with substantially similar coverage (on a benefit-by-benefit basis).

•
Upon termination by us without Cause or by the executive for Good Reason, or in the event of Change in Control, in each case as defined in the employment agreements, the executive is entitled to: a pro rata bonus payable in a lump sum payment that is equal to the largest annual cash bonus received by the executive in the three fiscal years immediately preceding the Change in Control or termination, multiplied by a fraction the numerator of which is the number of days the executive was employed with the Company in the current fiscal year and the denominator of which is 365; outplacement counseling assistance in the form of reimbursement for reasonable expenses incurred by the executive within 12 months following the date of termination, up to a maximum amount of $40,000; to the extent that the executive is subject to certain excise taxes under Section 4999 of the Internal Revenue Code, reimbursement of those excise taxes; and any additional federal, state, local and excise tax resulting from such gross-up payments and accelerated vesting of unvested stock options and restricted stock and other awards, if any, under our Equity and Long-Term Incentive Plans.

•
Upon a Change in Control and assuming the executive remains employed with the acquirer, the executive’s annual bonus in each of the two fiscal years immediately following the Change in Control must be at least equal to the largest annual cash bonus received by the executive in the three fiscal years immediately preceding the Change in Control.  In addition, a termination is considered “termination in connection with a change of control” if the executive’s employment is terminated other than for cause or by the executive for Good Reason during the 24 months following the change of control.

Resignation of our President and Chief Executive Officer

Effective August 13, 2009, Robert J. Capetola, Ph.D., resigned as our President, Chief Executive Officer and as a member of the Board.  Dr. Capetola’s resignation did not result from any disagreement with us concerning our operations, policies, or practices.  We entered into a separation agreement and general release (the “Separation Agreement”) with Dr. Capetola providing for:

•	an upfront severance payment of $250,000 cash;
•
periodic additional severance cash payments, in accordance with our standard payroll practices and less required withholdings, in an amount equal to his base salary (calculated at a rate of $490,000 per annum), through the earlier of (x) May 3, 2010 or (y) the date, if ever, that a Corporate Transaction (described below) would occur, resulting in an aggregate severance, before adjustments for Corporate Transactions, of $604,622;

•	the accelerated vesting of all outstanding restricted shares and options, which remain exercisable to the end of their stated terms;
•
continuation of medical and insurance coverage through May 3, 2010; or in the event of a Corporate Transaction prior to May 3, 2010, for a period of 24 months from the date of execution of the Separation Agreement; or in the event of a Corporate Transaction that constitutes a Change of Control (as defined in the Separation Agreement) prior to May 3, 2010, for a period of 27 months;

•
in the event of a Corporate Transaction prior to May 3, 2010, Dr. Capetola would become entitled to receive a payment of up to $1,580,000 or, if any such Corporate Transaction also constitutes a Change of Control, a payment of up to $1,777,500; provided, however, that in each case, any such payment is reduced by the sum of the aggregate cash severance amounts already paid under the Separation Agreement.

A “Corporate Transaction” is defined in the Separation Agreement as (1) one or more corporate partnering or strategic alliance transactions, Business Combinations or public or private financings that (A) are completed between August 13, 2009 and May 3, 2010 (the “Severance Period”) and (B) result in cash proceeds (net of transaction costs) to the Company of at least $20 million received during the Severance Period or within 90 calendar days after the Severance Period, or (2) an acquisition of the Company, by business combination or other similar transaction, that occurs during the Severance Period and the consideration paid to stockholders of the Company, in cash or securities, is at least $20 million. For this purpose, net proceeds is be calculated without taking into account any amounts received by the Company as reimbursement for costs of development and research activities to be performed in connection with any such transaction. This summary of the Separation Agreement is qualified in its entirety, and the reader is encouraged to read by the full text of the Separation Agreement, which is attached to our Current Report on Form 8-K that we filed with the SEC on August 19, 2009.

On February 23, 2010, we completed a public offering of securities, which when aggregated with financings under our Committed Equity Financing Facilities (“CEFFs”) that were completed after August 13, 2009, resulted in net proceeds to us in excess of $20 million.  Accordingly, in accordance with the Separation Agreement, on March 3, 2010, we paid to Dr. Capetola an additional $1.06 million, representing $1.58 million reduced by the sum of the cash severance amounts already paid under the Separation Agreement.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards (including grants that vest contingently upon the occurrence of a specified milestone) held by the Named Executive Officers on December 31, 2009.  The market values reported below were computed on the basis of the closing market price of our stock on December 31, 2009 of $0.63.

To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Option Awards – Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options”, “Stock Awards – Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested”, and “–Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested.”

	Option Awards						Stock Awards
Named Executive Officer	No. of Securities Underlying Unexercised Options – Exercisable		No. of Securities Underlying Unexercised Options – Unexercisable		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)

W. Thomas Amick	25,000	(1)			$10.43	3/23/2014			$–
	30,000	(1)			8.73	9/14/2014
	25,000	(1)			6.28	5/13/2015
	30,000	(1)			1.59	6/8/2016
	40,000	(1)			3.27	6/21/2017
	30,000	(1)			2.03	6/11/2018
			60,000	(1)	0.49	9/3/2019

John G. Cooper	80,000	(2)			2.97	12/10/11
	105,000	(2)			1.72	6/27/12
	30,000	(2)			1.89	11/5/12
	80,000	(4)			2.75	12/13/12
	80,000	(3)			8.08	9/12/13
	200,000	(5)			9.17	12/15/13
	75,000	(6)			6.47	8/12/14
	75,000	(5)			9.02	12/17/14
	50,000	(2)			7.01	1/3/16
	250,000	(2)			2.25	5/17/16
	200,000	(2)			2.46	12/15/16
	120,000	(2)	40,000	(2)	3.27	6/21/17
	112,500	(2)	37,500	(2)	2.61	12/11/17
	88,889	(7)	177,778	(7)	1.93	12/12/18
	44,445	(7)	88,888	(7)	1.21	12/12/18
							9,000	(8)	5,670

David L. Lopez	40,000	(6)			4.13	5/15/10
	26,000	(2)			5.06	9/16/10
	15,000	(2)			4.09	5/10/11
	45,000	(2)			2.10	9/21/11
	25,000	(2)			1.72	6/27/12
	30,000	(2)			1.89	11/5/12
	70,000	(4)			2.75	12/13/12
	100,000	(3)			8.08	9/12/13
	150,000	(5)			9.17	12/15/13
	50,000	(6)			6.47	8/12/14
	70,000	(5)			9.02	12/17/14
	50,000	(2)			7.01	1/3/16
	250,000	(2)			2.25	5/17/16
	220,000	(2)			2.46	12/15/16
	120,000	(2)	40,000	(2)	3.27	6/21/17
	112,500	(2)	37,500	(2)	2.61	12/11/17
	55,556	(7)	111,111	(7)	1.93	12/12/18
	27,778	(7)	55,555	(7)	1.21	12/12/18
							9,000	(8)	5,670

Former Officer
Robert J. Capetola	125,000	(2)			$5.06	9/16/10
	31,250	(2)			1.72	6/27/12
	20,000	(2)			1.89	11/5/12
	85,000	(4)			2.75	12/13/12
	165,000	(4)			2.75	1/3/13
	200,000	(3)			8.08	9/12/13
	450,000	(5)			9.17	12/15/13
	88,000	(6)			6.47	8/12/14
	500,000	(5)			9.02	12/17/14
	190,000	(2)			7.01	1/3/16
	300,000	(2)			2.25	5/17/16
	300,000	(9)			2.46	12/15/16
	600,000	(9)			3.27	6/21/17
	500,000	(9)			2.61	12/11/17
	500,000	(9)			1.93	12/12/18
	250,000	(9)			1.21	12/12/18

(1)	These options vested and became exercisable on the first anniversary of the date of grant, and expire as listed above, which is the tenth anniversary of the grant.

(2)
These options vested and became exercisable (or will vest and become exercisable) in four equal installments on the date of grant and on the first, second and third anniversary of the grant, and expire as listed above, which is the tenth anniversary of the grant.

(3)
These options vested and became exercisable as follows: one fourth on the date of grant and thereafter in twenty-four equal installments at the close of each of the following twenty-four months.  The options expire, as listed above, on the tenth anniversary of the grant.

(4)	These options vested and became exercisable on December 13, 2006. The options expire, as listed above, on the tenth anniversary of the grant.

(5)
As granted, these options vested and became exercisable as follows: one fourth on the date of grant and thereafter in thirty-six equal installments at the close of each of the following thirty-six months.  In December 2005, the Compensation Committee accelerated the vesting of all stock options that at the time had an exercise price of $9.02 or greater, subject to a written “lock-up” agreement which has since expired. The options expire, as listed above, on the tenth anniversary of the grant.

(6)
These options vested and became exercisable as follows: one fourth on the date of grant and thereafter in thirty-six equal installments at the close of each of the following thirty-six months.  The options expire, as listed above, on the tenth anniversary of the grant.

(7)
These options vest and become exercisable in three equal installments on the first, second and third anniversary of the date of grant, and expire as listed above, which is the tenth anniversary of the grant.

(8)
These RSAs were granted to replace certain shares of phantom stock previously granted to each grantee and originally were scheduled to vest upon commercialization of the Company’s first product.  On September 3, 2009, the Compensation Committee amended the vesting provisions to provide that these RSAs would vest on the fourth anniversary of the date of the phantom stock grant.  The RSAs issued to the above Named Executive Officers vested on January 3, 2010.  Accordingly, on January 3, 2010, shares were issued to each of  Messrs. Cooper and Lopez, representing the RSAs net of that number of shares (determined by reference to the closing price of our Common Stock on the vesting date) required to satisfy the tax withholding requirement.

(9)	These options vested on August 13, 2009 pursuant to an acceleration provision in Dr. Capetola’s Separation Agreement. The options expire, as listed above, on the tenth anniversary of the grant.

Retirement Benefits

During 2009, none of our Named Executive Officers participated in any plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement, other than our 401(k) savings plan (“401(k) Plan”).  Under the 401(k) Plan, eligible employees (as defined in the 401(k) Plan) may elect to make pre-tax deferrals or Roth deferrals up to 70% of annual compensation (which is limited for this purpose in 2009 to $245,000, but in any event not more than $16,500).  The 401(k) Plan also permits (i) rollover contributions and (ii) catch up contributions by employees over the age of 50.  Under the 401(k), the Company may make matching contributions, which in 2009 equaled 50%, of an employee’s deferred compensation, paid quarterly in the form of shares of our Common Stock determined by reference to the lower of a) the average closing stock price of all trading days in the applicable quarter, or b) the closing stock price of our Common Stock on the last trading day of the quarter.

Participant contributions are fully vested when made.  Employer contributions generally vest in full over three years of service (as defined in the 401(k) Plan), with 34% vesting upon the anniversary of the first year of service, 67% vesting upon the anniversary of the second year of service and the final third vesting upon the anniversary of the third year of service, provided, that a participant may not dispose of any shares of our Common Stock representing the employer contribution until the end of the third year of service.  The 401(k) Plan does not permit the acquisition or holding of employer securities, other than the shares of our Common Stock credited to participant accounts to satisfy the employer match.  The 401(k) Plan contains standard provisions covering breaks in service, payment of expenses out of plan assets, hardship distributions, and distributions upon termination of employment, including retirement.

The 401(k) plan is intended to be a qualified plan under the rules and regulations of the Internal Revenue Service.  The Company acts as Plan Administrator, the trustee and custodian of plan assets is The Charles Schwab Trust Company and the third party administrator is The Geller Group. As Administrator, and with the assistance of The Geller Group, we determine the list of funds that will be made available to participants, who then direct the investment of their participant account balances among those funds. In addition, participants may elect to place their plan assets in a self-directed brokerage account with Charles Schwab & Co., Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions between us and any person that is a related party to us since the beginning of our fiscal year ended December 31, 2009, and none are currently proposed. Any proposed transaction between us and any related party that involves an amount in excess of $120,000 must be submitted to, and reviewed and approved by, the Audit Committee of the Board. The Audit Committee will make its determination based on the particular circumstances of the proposed transaction, including whether the proposed transaction is in our best interest and does not involve an expense in excess of that which would likely be incurred in an arms’ length transaction. In reviewing such transactions, the Audit Committee refers to our written corporate policies related to conflicts of interest and related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, officers (including a person performing a principal policy-making function) and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish us with copies of all filings they file make under Section 16(a) and we are required to identify those Reporting Persons who failed to make such filings timely. Based solely on a review of the copies of any such filings made available to us and written representations from our officers and directors, we believe that all Reporting Persons complied with the filing requirements under Section 16(a) of the Exchange Act during the year ended December 31, 2009.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may send general communications, including stockholder proposals, to our Board, Chairman of the Board or any individual director. These communications may be sent in the form of a letter to our principal executive offices as follows: c/o Corporate Secretary, Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622. All communications will be reviewed by the Corporate Secretary and, unless otherwise indicated in such communication, submitted to the Board, Chairman or individual director, as appropriate.

STOCKHOLDER NOMINATIONS FOR CANDIDATES FOR DIRECTOR
FOR NEXT YEAR'S ANNUAL MEETING

The Nomination Committee of the Board will consider any candidate timely submitted by stockholders of record at the time of any such nomination in compliance with applicable SEC rules and our Amended and Restated By-Laws (the “By-Laws”). Assuming that next year’s annual meeting is held within 30 days of the anniversary of this year’s Annual Meeting, to be considered timely, any stockholder nomination must be in compliance with the procedure set forth in our By-laws and received no earlier than June 13, 2011 and no later than July 11, 2011 and should be sent to the Nomination Committee, c/o Corporate Secretary, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622. The Nomination Committee determines, in its sole discretion, whether any such candidate qualifies for candidacy under the criteria described above and in the charter of the Nomination Committee.

Stockholders’ nominations for candidates for election at the 2011 Annual Meeting must be submitted in writing to our Corporate Secretary and, to be in proper form, must include the following information about the proposed candidate: (i) the candidate’s name, age, business address and residence address, (ii) the candidate’s principal occupation or employment, (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the candidate, (iv) a representation that the candidate does not have, nor will not have, any undisclosed voting commitments or other arrangements with respect to such candidate’s actions as a director, (v) any other information relating to the candidate or such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (vi) a written consent of the candidate to being named as a nominee and to serve as a director if elected.

Stockholders’ nominations must include the following information about the nominating stockholder: (a) the nominating stockholder’s name and record address, (b) the class or series and number of shares of our capital stock owned beneficially or of record by the nominating stockholder, (c) a description of all arrangements, material relationships, or understandings between such stockholder and each proposed candidate and any other person or persons pursuant to which the nomination is to be made by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the candidate, (e) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of our capital stock or with a value derived in whole or in part from the value of any class or series of shares of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (f) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of our capital stock; (g) any short interest in any security of ours (for this purpose, the stockholder shall be deemed to have a short interest in a security if such stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (h) any rights to dividends on the shares of our capital stock owned beneficially by such stockholder that are separated or separable from the underlying shares; (i) any proportionate interest in shares of our capital stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (j) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our capital stock or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date; and (k) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. From time to time, the Board may change the process through which stockholders may recommend candidates to the Nomination Committee. Please refer to our website at http://www.discoverylabs.com for changes in this process.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at our next annual meeting of stockholders must be submitted in writing in compliance with applicable SEC rules and our Amended and Restated By-Laws to the Corporate Secretary at our principal executive offices, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622. If the 2011 Annual Meeting is held within 30 days of the anniversary of the 2010 Annual Meeting, such proposals must be in compliance with our By-laws and received by us no earlier than June 13, 2011 and no later than July 11, 2011. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. In that event, we will issue a statement designating the date by which such proposals must be received. To avoid controversy as to the date on which we receive a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

To be in proper form, Stockholders’ proposals must include a brief description of the proposal desired to be brought before the meeting and the reasons for bringing such proposal at the meeting, as well as the following information about the proposing stockholder: (a) the proposing stockholder’s name and record address, (b) the class or series and number of shares of our capital stock owned beneficially or of record by the proposing stockholder, (c) a description of all arrangements, material relationships, or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal by such proposing stockholder and any material interest of such proposing stockholder in such business, (d) a representation that such proposing stockholder intends to appear in person or by proxy at the meeting to offer the proposal, and include the information set forth in items (e) through (k) of the information required with respect to Stockholder nominations of candidates for election to the Board described above under the heading “Stockholder Nominations for Candidates for Director for Next Year's Annual Meeting,” above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (1) if your shares are held in street name, notify your broker, or (2) if your shares are carried on the books of our transfer agent, (a) direct a written request to: Investor Relations, Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 or (b) contact our Corporate Secretary at (215) 488-9300. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, you should contact your broker. In addition, for shares carried on the books of our transfer agent, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to stockholders at a shared address to which a single copy of the documents was delivered.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us. Proxies will be solicited principally through the mail. We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the annual meeting and will pay Morrow & Co., LLC a fee of approximately $12,000, plus reimbursement of out-of-pocket expenses. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, CT 06902. Further solicitation of proxies from some stockholders may be made by our directors, officers and regular employees personally, by telephone, telegraph or special letter. In addition, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers whose shares of Common Stock are registered in nominee name. We will reimburse such persons for their reasonable out-of-pocket costs.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, as filed with the SEC, is available to stockholders without charge at http://www.sec.gov or at http://www.discoverylabs.com, or upon written request addressed to Discovery Laboratories, Inc., Attn.: Investor Relations, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

*         *           *

The prompt voting of your shares will ensure a quorum and save us the expense of further solicitation.  Your cooperation in giving this matter your immediate attention is greatly appreciated.

By Order of the Board of Directors,

David L. Lopez, Esq., CPA
Corporate Secretary

Warrington, Pennsylvania
November 15, 2010

Appendix I

FORM OF CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DISCOVERY LABORATORIES, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Discovery Laboratories, Inc. a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

1.            That the name of this corporation is Discovery Laboratories, Inc. (the “Corporation”), and that the Corporation was originally incorporated pursuant to the General Corporation Law on November 6, 1992 under the name Ansan, Inc.

2.            Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of this Certificate of Amendment  to the Amended and Restated Certificate of Incorporation of the Corporation, each 15 shares of the Corporation's common stock (“Share”), par value $0.001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split").  No fractional shares will be issued as a result of the Reverse Stock Split.  Instead, Stockholders who otherwise would be entitled to receive a fractional share of Common Stock as a consequence of the Reverse Stock Split will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of our Common Stock on the business day immediately preceding the effective date of the Reverse Stock Split as reported on the The Nasdaq Capital Market®  by (ii) the number of shares of our Common Stock held by the Stockholder that would otherwise have been exchanged for the fractional share interest.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

3.           Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this [________] day of [_________] 20[10/11].

By:
Name:
Title:

Appendix II

FORM OF CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DISCOVERY LABORATORIES, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Discovery Laboratories, Inc. a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

1.            That the name of this corporation is Discovery Laboratories, Inc. (the “Corporation”), and that the Corporation was originally incorporated pursuant to the General Corporation Law on November 6, 1992 under the name Ansan, Inc.

2.           That thereafter, the Stockholders duly approved the following amendment to the Corporation's Amended and Restated Certificate of Incorporation, as previously amended and the amendment set forth below shall become effective only upon (i) the filing and effectiveness pursuant to the General Corporation Law of that certain Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation relating to the Reverse Stock Split (as such term is defined therein) dated as of even date herewith and (ii) the filing and effectiveness pursuant to the General Corporation Law of this of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

The first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation is amended and restated to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 55,000,000 consisting of 50,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

3.           Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this [________] day of [_________] 20[10/11]

By:
Name:
Title:

As a stockholder of Discovery Laboratories, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on December 20, 2010.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

Proposal 1 Election of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal
FOR all Nominees listed below (except as marked to the contrary below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	PROXY	Please mark your votes like this	☒
NOMINEES: (01) W. Thomas Amick (02) Antonio Esteve, Ph.D. (03) Max E. Link, Ph.D.	(04) Herbert H. McDade, Jr. (05) Bruce A. Peacock (06) Marvin E. Rosenthale, Ph.D.	Proposal 3
To authorize the Board of Directors, in its sole discretion, to effect a share consolidation, or reverse split, of the Company’s common stock at a ratio of 1-for-15 by filing a Certificate of Amendment to the Company’s Certificate of Incorporation at any time prior to the date of the Company’s 2011 Annual Meeting of Stockholders

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.)			☐ FOR ☐ AGAINST ☐ ABSTAIN
Proposal 2 Approval of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010 ☐ FOR ☐ AGAINST ☐ ABSTAIN		Proposal 4
If and only if Proposal 3 is approved, to authorize the Board of Directors, in its sole discretion, to file a Certificate of Amendment to the Company’s Certificate of Incorporation to reduce the number of authorized shares of Common Stock available for issuance from 380 million to 50 million

☐ FOR ☐ AGAINST ☐ ABSTAIN
PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Discovery Laboratories, Inc.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2010.
PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ON THE BOOKS OF THE COMPANY. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN MUST GIVE FULL TITLE AS SUCH. IF A CORPORATION OR PARTNERSHIP, THE SIGNATURE SHOULD BE THAT OF AN AUTHORIZED PERSON WHO SHOULD STATE HIS OR HER TITLE.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held December 21, 2010.

The Proxy Statement and our 2009 Annual Report to Stockholders are
available at: http://www.ezodproxy.com/discoverylabs/2010

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Discovery Laboratories, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints W. Thomas Amick, with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $.001 per share, of Discovery Laboratories, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on December 21, 2010, at 10:00 a.m. Eastern Standard Time at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, NJ 08530, and at all adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated November 15, 2010, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote.  The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. Each of Items 1, 2, 3 and 4 is proposed by the Company.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH ON THE REVERSE SIDE AS DIRECTORS AND FOR THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND FOR PROPOSALS 3 AND 4.
(Continued, and to be marked, dated and signed, on the other side)